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EX-10.23.1 - Consulting Agreement as of January 18, 2001 between Eurotech, Ltd.
             and Davis Manafort, Inc.

                              CONSULTING AGREEMENT

This Agreement (the "Agreement") is entered into on January 18, 2001 between Davis Manafort, Inc. ("DM") and Eurotech ("Client").

The parties hereto agree as follows:

         1. ENGAGEMENT: Client hereby engages DM and DM hereby agrees to hold itself available to render general strategic consulting services to Client as set out in the attached outline pursuant to the terms and conditions hereinafter set forth.

         2. TERM. The term of this Agreement shall begin as the execution of this Agreement and shall continue in force for a term of each year. At the 6 month anniversary date of this Agreement, Client has the option to terminate the relationship with no further financial requirements. If the option is not exercised, the Agreement will continue to its fullest term. Upon exercise of the option, Client shall pay all remaining fees and expenses immediately.

         3. COMPENSATION.

                   a. As compensation for general strategic consulting services rendered by DM under this Agreement, the Client shall pay DM an annual fee in the amount of $300,000 which shall be paid in four (4) equal installments on a quarterly basis. The first payment is due upon execution of this Agreement and each subsequent payment shall be made in full on the quarterly anniversary date.
                   b. It is agreed that DM is an independent contractor and accordingly, compensation shall be payable without deduction, including no deduction for federal income, social security, or state income taxes.

         4. EXPENSES: DM shall be reimbursed by the Client for all reasonable business expenses which were incurred by DM during the performance of its services hereunder, provided, any such reimbursement in excess of $1,000 in any month, shall require the Client's prior approval. The Client's obligation to reimburse DM pursuant to this subparagraph shall be subject to the presentation to the Client by DM of an itemized account of such expenditures, together with supporting vouchers.

         5. SCOPE OF SERVICES: DM shall hold itself available to render, and shall render at the request of the Client from time to time, consulting services for the Client. It is hereby acknowledged that DM's services shall be non-exclusive and performed at such places and at such times as are reasonably convenient to DM. If special or specific assignments are requested of DM by the Client, the scope of such services and the compensation therefore must be mutually agreed to by DM and the Client before the commencement of such services each month.

         6. CLIENT'S RESPONSIBILITY: The Client is responsible for the accuracy, completeness, and propriety of the information it provides to DM concerning the Client. The Client agrees to indemnify and hold harmless DM, its affiliates and their respective OFFICERS, DIRECTORS, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages, liabilities and expenses, joint and several related to or arising in any manner -out of any services rendered to the Client under this Agreement (the "Services")

EX-10.23.1 - Consulting Agreement as of January 18, 2001 between Eurotech, Ltd.
             and Davis Manafort, Inc.

         7. GOVERNING LAW: THIS Agreement shall be governed by the laws of the Commonwealth of Virginia both as to interpretation and performance. IN WITNESS WHEREOF, the Parties hereto, by their respective and duly authorized officers, have hereunto set their names as of the date first above written:

                                       Davis Manafort 211
                                       North Union Street
                                       Suite 250 Alexandria,
                                       VA 22314 Tel: 703-299-9100


                                       By: /s/ Paul J. Manafort
                                          -----------------------------------
                                          Paul J. Manafort








                                       Eurotech
                                       10306 Eaton Place
                                       Suite 220
                                       Fairfax, Virginia 22033




                                       By: /s/ Don V. Hahnfeldt
                                          -----------------------------------
                                          Don V. Hahnfeldt
                                          President and Chief Executive Officer



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
EX-10.23.1 - Consulting Agreement as of January 18, 2001 between Eurotech, Ltd.
             and Davis Manafort, Inc.


                                Scope Of Services

         General representation shall include

         1. Development of a Washington strategy to assist in the approvals required to register Eurotech technology and products with the US Government, in general, and the Department of Energy, in particular.
         2. This strategy shall incorporate such elements as advice and counsel on working within the US Government, marketing, assisting in development of responses to governmental RFPs, introductions to key policy-makers and such other assistance as will benefit the company's business development, image, name recognition and general goodwill:
         3. Assistance in the development of promotional material for both the media and Government.
         4. Assistance in identifying potential Advisory Committee members who can lend their credentials to the reputation of Eurotech
         5. General advice, as requested by management, to assist in the general well-being of the Company.

         It is understood that from time to time, management may request advice on other product lines of the family of companies. It is understood that DavisManafort will provide general counsel to such requests.

         Finally, it is anticipated that DavisManafort may be called upon to assist in the raising of additional capital from the equity and debt markets. Beyond general advice, DavisManafort is prepared to assist in packaging and raising such requirements and it is understood that such assistance will be incorporated into an additional contractual relationship.


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